Exhibit 99.1

Sidus Space, Inc. Reports First Quarter 2022 Results and Business Update

Revenue Increased 1075% in First Quarter 2022 from First Quarter 2021

CAPE CANAVERAL, Fla., May 13, 2022—(BUSINESS WIRE)—Sidus Space, Inc. (NASDAQ:SIDU), a Space-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced recent company highlights and financial results for the first quarter ended March 31, 2022.

Q1 2022 Financial Highlights:

▪	Revenue increased to $1,799,335 for the three months ended March 31, 2022 from $153,136 in the comparable period of 2021, an increase of 1075%. This was driven by growth in number of customers and significant growth in the size of contracts.
▪	Gross Profit increased to $978,337 for the three months ended March 31, 2022 from a loss of $134,540 in the comparable period of 2021. This was primarily attributable to the increase in revenue and decrease in labor intensive contracts and an increase in our higher margin Satellite-as-a-Service business line.
▪	Operating Expenses increased to $3,242,783 for the three months ended March 31, 2022 compared to $385,174 for the three months ended March 31, 2021. This was primarily the result of the expansion of staff, the leasing of more space for expansion and a one-time non-cash expense of $1.2M.
▪	As of March 31, 2022, the Company had $10.4 million in cash.

March 31, 2022 Operational Highlights and Recent Developments

○	We announced the upcoming launch of the LizzieSat™ aboard a NASA Commercial Resupply Services (CRS) rocket (wherein SpaceX and Northrop Grumman are contracted to launch to the orbiting laboratory). LizzieSat™ is scheduled and expected to be delivered to the International Space Station (ISS) later this year.

○	We announced the successful completion of the LizzieSat™ (LS) Preliminary Design Review (PDR). A PDR ensures the design and basic system architecture are complete and that there is technical confidence the capability need can be satisfied within cost and schedule goals. A successful PDR means that a satellite is on track and development is progressing as planned.

○	Over the last three months we rounded out our executive leadership team with the hiring of three key individuals with highly relevant industry experience including positions with Lockheed Martin, NASA, Blue Origin and others. These individuals include John Curry as Chief Mission Operations Officer, Teresa Burchfield as Chief Financial Officer and Gerry Schaafsma as Chief Sales and Revenue Officer.

○	We continue to manufacture and deliver hardware to a broad range of customers including the Department of State, the Department of Defense, Northrop Grumman, Leidos, Aegis, Teledyne Marine, Bechtel, and L3Harris in areas that include launch vehicles, satellite hardware, and autonomous underwater vehicles.

“As we delivered on previously announced contracts, our revenues increased dramatically. We believe that we are well-positioned to compete with legacy space-based data providers and other emergent providers due to our vertical integration strategy that combines rapid production with flexible technology insertion points. While readying for launching numerous satellites over the next 12-24 months, we anticipate our backlog to continue to increase. The company, built on years of experience manufacturing for commercial, military and government customers, has positioned itself to become one of the leading companies in the low earth orbit (LEO) satellite industry. We believe the LizzieSat constellation of satellites will level the playing field by bringing space down to earth for everyone and making access easier for all consumers,” commented Carol Craig, Founder and CEO of Sidus Space.

About Sidus Space

Sidus Space, located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on commercial satellite design, manufacture, launch, and data collection. The company’s rich heritage includes the design and manufacture of many flight and ground component parts and systems for various space-related customers and programs. Sidus Space has a broad range of Space-As-a-Service offerings including space-rated hardware manufacturing, design engineering, satellite manufacturing and platform development, launch and support services, data analytics services and satellite constellation management.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission.. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations
Kevin Holmes
Chesapeake Group
+1-410-825-3930
kevinholmes@chesapeakegp.com

Media
Karen Soriano
karen.soriano@sidusspace.com
+1-443-900-2437

http://www.sidusspace.com

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash	$10,419,648	$13,710,845
Accounts receivable	825,026	130,856
Accounts receivable - related parties	808,294	443,282
Inventory	158,774	127,502
Contract Assets	60,932	-
Prepaid and other current assets	2,015,601	1,595,099
Total current assets	14,288,275	16,007,584

Property and equipment, net	1,211,123	775,070
Operating lease right-of-use assets	442,243	504,811
Other	12,486	12,486
Total Assets	$15,954,127	$17,299,951

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$1,922,237	$1,845,460
Accounts payable and accrued interest - related party	604,159	588,797
Contract liabilities	60,932	-
Contract Liabilities - related party	-	63,411
Notes payable - related party	1,000,000	1,000,000
Operating lease liability	266,526	261,674
Finance lease liability	51,070	50,927
Total Current Liabilities	3,904,924	3,810,269

Notes payable - non-current	1,132,220	1,120,051
Notes payable - related party - non-current	1,100,000	1,350,000
Operating lease liability - non-current	193,830	262,468
Finance lease liability - non-current	84,436	97,092
Total Liabilities	6,415,410	6,639,880

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 1,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 35,000,000 authorized; $0.0001 par value
Class A common stock: 25,000,000 shares authorized; 6,874,040 and 6,574,040 shares issued and outstanding, respectively	687	657
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	27,283,262	26,074,292
Accumulated deficit	(17,746,232)	(15,415,878)
Total Stockholders’ Equity	9,538,717	10,660,071
Total Liabilities and Stockholders’ Equity	$15,954,127	$17,299,951

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2022	2021

Revenue	$1,360,388	$111,847
Revenue - related parties	438,947	41,289
Total - revenue	1,799,335	153,136
Cost of revenue	820,998	287,676
Gross profit (loss)	978,337	(134,540)

Operating expenses
Payroll expenses	751,198	220,372
Sales and marketing expenses	90,461	47,729
Lease expense	84,999	37,655
Depreciation expense	21,091	7,584
Professional fees	1,322,292	10,591
General and administrative expense	972,742	61,243
Total operating expenses	3,242,783	385,174

Net loss from operations	(2,264,446)	(519,714)

Other income (expense)
Other expense	-	(430)
Interest expense	(65,908)	(3,645)
Gain on forgiveness of PPP loan	-	324,460
Total other income (expense)	(65,908)	320,385

Loss before income taxes	(2,330,354)	(199,329)
Provision for income taxes	-	-
Net loss	$(2,330,354)	$(199,329)

Basic and diluted loss per Common Share	$(0.14)	$(0.02)

Basic and diluted weighted average number of common shares outstanding	16,600,707	10,000,000

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(2,330,354)	$(199,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,209,000	-
Depreciation and amortization	105,211	97,635
Amortization of ROU Asset	(1,218)	(617)
Gain on forgiveness of PPP loan	-	(324,460)
Changes in operating assets and liabilities:
Accounts receivable	(694,170)	(51,205)
Accounts receivable - related party	(365,012)	175,769
Inventory	(31,272)	92,260
Contract Assets	(60,932)	-
Prepaid expenses and other assets	(420,502)	(1,361)
Accounts payable and accrued liabilities	123,573	(37,468)
Accounts payable and accrued liabilities - related party	15,362	-
Contract liabilities	60,932
Deferred revenue	(63,411)	-
Net Cash used in Operating Activities	(2,452,793)	(248,776)

Cash Flows From Investing Activities:
Purchase of property and equipment	(541,264)	-
Net Cash used in Investing Activities	(541,264)	-

Cash Flows From Financing Activities:
Proceeds from notes payable	-	307,610
Repayment of notes payable	(34,627)	(16,266)
Payment of lease liabilities	(12,513)	(29,691)
Repayment of notes payable - related party	(250,000)	-
Net Cash provided by (used in) Financing Activities	(297,140)	261,653

Net change in cash	(3,291,197)	12,877
Cash, beginning of period	13,710,845	20,162
Cash, end of period	$10,419,648	$33,039

Supplemental cash flow information
Cash paid for interest	$1,949	$2,582
Cash paid for taxes	$-	$-